SUBMISSION OF MATTERS TO A VOTE OF SHAREHOLDERS

The Joint Annual Meeting of Shareholders of the Common Shares of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First Trust Energy Income and Growth Fund, First Trust Enhanced Equity Income Fund, First Trust/Aberdeen Global Opportunity Income Fund, First Trust Mortgage Income Fund, First Trust Strategic High Income Fund II, First Trust/Aberdeen Emerging Opportunity Fund, First Trust Specialty Finance and Financial Opportunities Fund, First Trust High Income Long/Short Fund, First Trust Energy Infrastructure Fund, First Trust MLP and Energy Income Fund, First Trust Intermediate Duration Preferred & Income Fund and First Trust New Opportunities MLP & Energy Fund was held on April 22, 2016 (the "Annual Meeting"). At the Annual Meeting, Trustees James A. Bowen and Niel B. Nielson were elected by the Common Shareholders of the Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund as Class III Trustees for a three-year term expiring at the Fund's annual meeting of shareholders in 2019. The number of votes cast in favor of Mr. Bowen was 6,964,756, the number of votes against was 363,355 and the number of broker non-votes was 1,214,969. The number of votes cast in favor of Mr. Nielson was 6,963,564, the number of votes against was 364,547 and the number of broker non-votes was 1,214,969. Richard E. Erickson, Thomas R. Kadlec and Robert F. Keith are the other current and continuing Trustees.